AMENDMENT

To Transfer Agency and Service Agreement

This Amendment (the “Amendment”) is made as of this 13th day of April, 2021, between DST Asset Manager Solutions, Inc., formerly known as Boston Financial Data Services, Inc. (the “Transfer Agent” or “DST AMS”) and each of, individually and not jointly, State Street U.S. Core Equity Fund and State Street Income Fund (each, a “Fund” and together, the “Funds”), on behalf of each Portfolio thereof, individually and not jointly, to the Transfer Agency and Service Agreement between the parties dated June 1, 2015, as amended (the “Agreement”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Parties. The Funds hereby agree to become a party to the Agreement solely to engage the Transfer Agent to perform the Blue Sky Services set forth on Schedule 1.2(t) on behalf of the Funds. The Funds will pay Transfer Agent the fees for Blue Sky Services set forth on Schedule 2.1 “Fees and Expenses” as set forth in the Agreement. For clarification, the Funds will not receive any other services under the Agreement other than the Blue Sky Services and shall not be considered Funds for any other purpose.

2. All defined terms in this Amendment shall have the meanings assigned to them in the Agreement, except as may be otherwise provided in this Amendment.

IN WITNESS WHEREOF, the    Parties hereto have set their hands by their authorized representatives as of the year and date first herein above indicated.

STATE STREET INSTITUTIONAL
INVESTMENT TRUST ON BEHALF
OF ITSELF AND EACH OF ITS PORTFOLIOS,
INDIVIDUALLY AND NOT JOINTLY, AS
STATE STREET U.S. CORE EQUITY FUND
AND STATE STREET INCOME FUND	DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Ellen M. Needham	By:	/s/ Michael Megaw
Name: Ellen M. Needham Title: Senior Managing Director		Name: Michael Megaw Title: Authorized Representative